CHILD TERM INSURANCE RIDER

This rider is made a part of the contract to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such contract.

DEFINITIONS:

COVERED CHILD: a child, stepchild or legally adopted child of the Insured who is between the ages of fifteen days and twenty-five years, and:

     1.   on whose life insurance was approved; or

     2. who was born to or acquired by the Insured while this Rider is in effect.

INSURED: shown on the CONTRACT SUMMARY.

BENEFICIARY: unless otherwise stated in the application, the beneficiary at the death of each Covered Child is:

     1.   the Insured, if living; otherwise

     2.   the executors or administrators of the estate of the Covered Child.

After the Insured's death, you may not change the beneficiary designation.

BENEFITS - If any Covered Child under this Rider dies while this Rider is in force, we will pay the beneficiary the Child Term Benefit when we receive proof of the Covered Child's death. We will subtract from the Child Term Benefit any unpaid premiums accruing to us at the time of death.

The Child Term Benefit provided at the death of a Covered Child is $1,000 multiplied by the number of units shown for this Rider on the CONTRACT SUMMARY.

CONVERSION: - Insurance under this Rider may be converted if:

     1. the Covered Child on whose life insurance is to be converted notifies us In Writing; and

     2.   all past due premiums for the contract and this Rider have been paid;
          and

     3. the insurance provided by this Rider on the life of the Covered Child converting has continued for its full term or terminated due to the suicide of the Insured.

Insurance under this Rider may be converted within 31 days after termination without evidence of insurability. The new contract will be a permanent plan of life insurance which we then regularly issue for the amount requested at the Covered Child's attained age.

The new contract will be issued as provided below:

     1. the amount of insurance on the life of each Covered Child may not exceed the Child Term Benefit which was in force at the time of termination;

     2. the Covered Child's premium or rate class under the new contract will be standard;

     3.   the premium will be based on the Covered Child's attained age;

     4.   the Contract Date will be the date on which conversion is made; and

     5. the Date of Issue of the new contract will be the same as the Date of Issue of this Rider.

If any Covered Child requests, in writing, conversion of insurance under this Rider, but dies during the 31-day period allowed for conversion and before the first premium on the new contract has been paid, we will pay the Child Term Benefit as if the death had occurred prior to the Covered Child's request, in writing, for conversion.

PREMIUM: - This Rider is issued in consideration of the application for it and the payment of the additional charge shown on the CONTRACT SUMMARY.

The additional charge for this Rider is payable under the same conditions as the premium for the contract.

DATE OF ISSUE - The Date of Issue of this Rider is the same as the Date of Issue of the contract unless otherwise shown on the CONTRACT SUMMARY.

CONTEST - We will not contest insurance coverage on the life of any Covered Child after the Date of Issue of this Rider.

SUICIDE: - If, within 2 years from the Date of Issue of this Rider, the Insured commits suicide, while sane or insane:

     1.   the amount payable will be limited to the premium paid; and

     2. we will have no other obligations under this Rider except as stated in the Conversion provision of this Rider.

TERMINATION: - This Rider will terminate, except as provided in the Cash Values provision of the contract or Lapse Protection Guarantee rider, if applicable, on the earliest of:

     1.   failure to pay any premium due for this Rider; or

     2. the periodic Deduction Day following receipt of your written request for termination of this Rider; or

     3. contract maturity or termination (subject to the Conversion provision above); or

     4.   the Expiry Date of this Rider as shown on the CONTRACT SUMMARY; or

     5. as to any Covered Child, conversion of insurance on his or her life as provided above; or

     6.   as to any Covered Child, his or her 25th birthday.